UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

TAXMASTERS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	33-11986-LA	91-2008803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

900 Town & Country Lane, Suite 400, Houston, TX	77024
(Address of principal executive offices)	(Zip Code)

(281) 497-5937
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Pursuant to notice from Chris Koscinski, the registrant’s Chief Financial Officer, of certain issues in the registrant’s financial statements, on September 8, 2011, the registrant’s board of directors concluded that the previously issued financial statements for the fiscal year ended December 31, 2009 and 2010 and the first quarter 2011 should no longer be relied upon. The reason for the board’s determination was due to the understatement of deferred revenue on the balance sheet and overstatement of the note payable to related party on the balance sheet for the periods covered by the above-referenced financial statements. There may also be an overstatement on the deferred tax asset as it relates to the conversion from an S corporation to a C corporation. The exact amount, if any, impact on the deferred tax accruals has not been determined as of the date of this notice. There will be a reduction in interest expense recognized for the above referenced periods due to the reduction in the note payable related party. It is believed that the interest expense reduction will not have a material impact on the registrant’s financial statements for the above referenced periods.

It has also been discovered that the issuance of four million (4,000,000) shares of restricted stock to Velvet International for public relations services was not expensed. The issuance of the shares in exchange for the public relations services were earned on July 27, 2010, however, due administrative errors and delays the certificate for the shares were not issued until June 28, 2011. The board of directors of the registrant engaged Patton and Associates, LLC, an independent appraiser, to provide the registrant with a valuation of the shares issued to Velvet. The appraiser determined that the shares issued to Velvet had a value of $79,420. It is believed that this expense will not have a material impact on the registrant’s financial statements.

The note payable to related party is the note payable to Patrick Cox, the registrant’s Chief Executive Officer. The note payable will be reduced because of a bookkeeping overstatement of the amount from calculation of corporate taxes in the conversion of the registrant from an S corporation to a C corporation. The registrant believes this will lower the deferred tax asset as previously taxed income was incorrectly calculated. The registrant incorrectly stated that this might have an impact on accounts receivable and deferred revenue in effort to make sure that all possible areas of impact were discussed while the exact adjustment was being determined. The registrant no longer believes that accounts receivable or deferred revenue will be impacted by the deferred tax adjustment being made due to the error in calculating previously taxed income in the S corporation to C corporation conversion.

The effects on the financial statements for the year ended December 31, 2009 and 2010 and first quarter 2011 are that the deferred revenue was understated for those periods due to accounting adjustments to prior periods that were incorrectly calculated. The registrant has obtained better data from inventories of case files to determine that the adjustments were incorrect. The registrant is still working to determine if any adjustment to revenue will be made for 2010. However, the registrant does not believe that any adjustment will be made to 2009 revenue or the first quarter of 2011 revenue.  In determining the understatement of deferred revenue for 2010, the registrant has determined that accounts receivable for 2010 may be understated.  If so, the accounts receivable for first quarter 2011 will also be understated though the registrant does not believe this will cause any change in reported revenue for the first quarter 2011 since the impact will be on the beginning balance of accounts receivable for the first quarter 2011.

The registrant informed its independent registered public accounting firm, MaloneBailey LLP, of the matters disclosed above, and the registrant’s board of directors discussed these matters with MaloneBailey, LLP, including (i) the retention of the independent appraiser to value the shares issued to Velvet International for public relations services, (ii) the effect of the adjustment of the note to related party on interest expense and expected impact on deferred revenue and accounts receivables and (iii) understatement of deferred revenue for fiscal 2009, 2010 and the quarter ended March 31, 2011 due to incorrect calculations of accounting adjustments for prior periods.

ITEM 9.01.  Financial Statements and Exhibits.

(a) Financial statements of business acquired:

None

(d)   Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAXMASTERS, INC.

Date: September 16, 2011	By:	/s/ Christopher J. Koscinski
Christopher J. Koscinski
Chief Financial Officer